Nektar Therapeutics Reports Fourth Quarter and Year-End 2012 Financial Results

SAN FRANCISCO, Feb. 28, 2013 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the fourth quarter and year ended December 31, 2012.

Cash, cash equivalents, and investments at December 31, 2012 were $302.2 million as compared to $414.9 million at December 31, 2011.

"As we enter 2013, Nektar is in an excellent position with five highly valuable late-stage programs across multiple therapeutic areas," said Howard W. Robin, President and Chief Executive Officer of Nektar. "With positive efficacy and safety results from the full Phase 3 KODIAC program for naloxegol, our partner AstraZeneca is preparing to submit registration filings in the U.S. and EU in the third quarter of this year. We are tremendously pleased that Bayer is scheduled to start the Phase 3 program next month for Amikacin Inhale in gram-negative pneumonia. Additionally, we expect to report key Phase 2 clinical data this summer for NKTR-181, our novel opioid analgesic, which represents a potential breakthrough for the treatment of chronic pain."

Revenue for the fourth quarter of 2012 was $21.1 million as compared to $15.8 million in the fourth quarter of 2011. Revenue for the year ended December 31, 2012 was $81.2 million as compared to $71.5 million in 2011. 2012 revenue included $10.8 million in non-cash revenues resulting from the $124 million sale of future royalties related to Cimzia® and Mircera®, which was completed in February 2012. This non-cash royalty revenue is offset by non-cash interest expense. For both the quarter and the year ended December 31, 2012, product sales increased significantly. These increases were partially offset by decreases in royalty revenues.

Total operating costs and expenses in the fourth quarter of 2012 were $64.5 million as compared to $50.3 million in the fourth quarter of 2011. Total operating costs and expenses for the year ended December 31, 2012 were $222.4 million as compared to $195.4 million in 2011. The increases in 2012 as compared to 2011 are due primarily to increased clinical development expenses as well as higher cost of goods related to increased product sales.

Research and development expense in the fourth quarter of 2012 was $46.4 million as compared to $33.3 million for the fourth quarter of 2011. For the year ended December 31, 2012, R&D expense was $148.7 million as compared to $126.8 million in 2011. R&D expense was higher in the fourth quarter and year ended December 31, 2012 as compared to the same periods in 2011 reflecting the costs of the etirinotecan pegol (NKTR-102) BEACON Phase 3 study, the production of devices for the Phase 3 study of Amikacin Inhale, the Phase 1 and Phase 2 studies for NKTR-181, and the Phase 1 study for NKTR-192.

General and administrative expense was $10.9 million in the fourth quarter of 2012 as compared to $11.5 million in the fourth quarter of 2011. G&A expense for the year ended December 31, 2012 was $41.6 million as compared to $46.8 million in 2011.

Non-cash interest expense was $5.4 million and $18.1 million in the fourth quarter and year ended December 31, 2012, respectively. The company incurred non-cash interest expense as a result of the sale of future royalties related to Cimzia® and Mircera®. No non-cash interest expense was incurred in 2011.

Net loss for the fourth quarter ended December 31, 2012 was $52.9 million or $0.46 loss per share. Net loss for the year ended December 31, 2012 was $171.9 million or $1.50 loss per share. Net loss for the fourth quarter ended December 31, 2011 was $37.5 million or $0.33 loss per share. Net loss for the year ended December 31, 2011 was $134.0 million or $1.19 loss per share.

The company also announced upcoming presentations at the following medical meetings and scientific congresses during the first half of 2013:

33rd International Symposium on Intensive Care and Emergency Medicine, Brussels, Belgium:

  Poster P081: "In Vitro Efficiency of the Amikacin Inhale System, A Novel Integrated Drug-Device Delivery System", Kadrichu, N., et al.
    Date: March 19, 2013

American Association for Cancer Research 2013 Annual Meeting, Washington, DC:

  Abstract #482: "Tipping the Balance in the Tumor Microenvironment: An Engineered Cytokine (NKTR-214) with Altered IL-2 Receptor Binding Selectivity and Improved Efficacy in a Mouse Melanoma Model", Charych, D., et al.
    Date: April 7, 2013, 1:00 p.m. — 5:00 p.m. Eastern Time
    Poster Session: Immunology 2
  Abstract #2475: "A new polymer conjugated taxane shows improved efficacy in tumor xenograft models", Fry, D., et al.
    Date: April 9, 2013, 8:00 a.m. — 12:00 p.m. Eastern Time
    Poster Session: Chemistry 4

American Academy of Pain Medicine 29th Annual Meeting, Fort Lauderdale, FL:

  Poster #115 : "New Oral Opioid Analgesic NKTR-181 Demonstrates Analgesic Response in Cold Pressor Test in Healthy Subjects", Eldon, M., et al.
    Date: April 11, 2013, 5:15 p.m. — April 12, 2013 10:30 a.m. Eastern Time

American Pain Society 32nd Annual Scientific Meeting, New Orleans, LA:

  Poster: "NKTR-171: A Novel, Oral Sodium Channel Blocker That Exhibits Comparable Analgesic Efficacy to Pregabalin with Reduced Central Nervous System (CNS) Side Effects", Gursahani, H., et al.
    Date: May 9, 2013, 9:30 a.m. Eastern Time

Digestive Disease Week 2013, Orlando, FL:

  Abstract 1594557: "Efficacy and Safety of Naloxegol in Patients with Opioid-Induced Constipation: Results from 2 Prospective, Randomized, Controlled Trials", Chey, W., et al.
    Date: May 21, 2013, 8:15 a.m. Eastern Time
    Research Forum: New Pharmacological Treatments for Motility Disorders

4th International Congress on Neuropathic Pain, Toronto, Canada:

  Poster A-484-0002-00647: "NKTR-171: Preclinical Efficacy and Improved Central Nervous System (CNS) Side Effect Profile of a Novel Sodium Channel Blocker Designed for the Treatment of Neuropathic Pain", Gursahani, H., et al.
    Date: May 25, 2013, 1:30 p.m. – 3:30 p.m. Eastern Time
    Poster Session II

College on Problems of Drug Dependence 75th Annual Meeting, San Diego, CA:

  Poster 1598130: "Opioids With Lower Brain Uptake Are Less Recognizable in Rat Drug Discrimination Tests and thus Potentially Less Subject to Abuse", Harrison, S., et al.
    Date: June 19, 2013, 12:00 p.m. – 2:00 p.m. Pacific Time
  Poster 1605508: "Abuse Potential Assessment of Novel Opioid Analgesic NKTR-181: Implications for Labeling", Webster, L., et al.
    Date: June 20, 2013, 7:30 a.m. – 9:30 a.m. Pacific Time

Conference Call to Discuss Fourth Quarter and Year-End 2012 Financial Results
Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Thursday, February 28, 2013.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Friday, March 15, 2013.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)
Passcode: 98224860 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar
Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar has a robust R&D pipeline of potentially high-value therapeutics in oncology, pain and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for naloxegol (NKTR-118), an investigational drug candidate, which is being evaluated in Phase 3 clinical studies as a once- daily, oral tablet for the treatment of opioid-induced constipation. This agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of naloxegol and an opioid. NKTR-181, a novel mu-opioid analgesic candidate for chronic pain conditions, is in Phase 2 development in osteoarthritis patients with chronic knee pain. NKTR-192, a novel mu-opioid analgesic in development to treat acute pain is in Phase 1 clinical development. In oncology, etirinotecan pegol (NKTR-102) is being evaluated in a Phase 3 clinical study (the BEACON study) for the treatment of metastatic breast cancer and is also in Phase 2 studies for the treatment of ovarian and colorectal cancers.

Nektar's technology has enabled eight approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia. Additional development-stage products that leverage Nektar's proprietary technology platform include Baxter's BAX 855, a long-acting PEGylated rFVIII program, which is in Phase 3 clinical development.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the potential future regulatory filings by AstraZeneca for naloxegol; the projected timing of the start of the Phase 3 clinical study by Bayer for Amikacin Inhale; the projected availability of Phase 2 clinical study results for NKTR-181; and the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) our drug candidates and those of our collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in previous preclinical and clinical studies; (ii) the timing of the commencement or end of clinical trials and the commercial launch of our drug candidates may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) acceptance, review and approval decisions for new drug applications by health authorities is an uncertain and evolving process and health authorities retain significant discretion at all stages of the regulatory review and approval decision process; (iv) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; and (v) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2012. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nektar Investor Inquiries:
Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585
Susan Noonan/SA Noonan Communications, LLC	(212) 966-3650

Nektar Media Inquiries:
Amanda Connelly/MSL	(404) 870-6865
Mike Huckman /MSL	(646) 500-7631

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	December 31, 2012	December 31, 2011	(1)
Current assets:
Cash and cash equivalents	$ 25,437	$ 15,312
Short-term investments	251,757	225,856
Accounts receivable, net	5,805	4,938
Inventory	18,269	12,656
Other current assets	13,363	17,944
Total current assets	314,631	276,706

Long-term investments	-	173,768
Restricted cash	25,000	-
Property and equipment, net	72,215	78,576
Goodwill	76,501	76,501
Other assets	9,443	999
Total assets	$ 497,790	$ 606,550

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 2,863	$ 3,019
Accrued compensation	8,773	12,807
Accrued expenses	8,008	6,669
Accrued clinical trial expenses	17,500	11,953
Deferred revenue, current portion	21,896	19,643
Interest payable	7,083	1,805
Convertible subordinated notes	-	214,955
Other current liabilities	12,414	4,681
Total current liabilities	78,537	275,532

Senior secured notes	125,000	-
Capital lease obligations, less current portion	11,607	14,582
Liability related to sale of future royalties, less current portion	128,266	-
Deferred revenue, less current portion	96,551	108,188
Deferred gain	2,404	3,278
Other long-term liabilities	8,407	7,159
Total liabilities	450,772	408,739

Commitments and contingencies

Stockholders' equity:
Preferred stock	-	-
Common stock	11	11
Capital in excess of par value	1,617,744	1,597,428
Accumulated other comprehensive loss	(357)	(1,103)
Accumulated deficit	(1,570,380)	(1,398,525)
Total stockholders' equity	47,018	197,811
Total liabilities and stockholders' equity	$ 497,790	$ 606,550

(1) The consolidated balance sheet at December 31, 2011 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue:
Product sales	$ 10,405	$ 6,073	$ 35,399	$ 24,864
Royalty revenues	908	3,095	4,874	10,327
Non-cash royalty revenue related to sale of future royalties	3,896	-	10,791	-
License, collaboration and other	5,937	6,614	30,127	36,289
Total revenue	21,146	15,782	81,191	71,480

Operating costs and expenses:
Cost of goods sold	7,290	5,450	30,428	21,891
Research and development	46,373	33,302	148,675	126,766
General and administrative	10,864	11,498	41,614	46,760
Impairment of long-lived assets	-	-	1,675	-
Total operating costs and expenses	64,527	50,250	222,392	195,417

Loss from operations	(43,381)	(34,468)	(141,201)	(123,937)

Non-operating income (expense):
Interest income	450	661	2,315	2,244
Interest expense	(4,682)	(2,525)	(15,489)	(10,223)
Non-cash interest expense on liability related to sale of future royalties	(5,416)	-	(18,057)	-
Other income (expense), net	70	(445)	983	(1,044)
Total non-operating expense, net	(9,578)	(2,309)	(30,248)	(9,023)

Loss before provision for income taxes	(52,959)	(36,777)	(171,449)	(132,960)

Provision (benefit) for income taxes	(33)	718	406	1,018

Net loss	$ (52,926)	$ (37,495)	$ (171,855)	$ (133,978)

Basic and diluted net loss per share	$ (0.46)	$ (0.33)	$ (1.50)	$ (1.19)

Weighted average shares outstanding used in computing basic and diluted net loss per share	115,179	114,446	114,820	112,942

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$ (171,855)	$ (133,978)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense on liability related to sale of future royalties	18,057	-
Non-cash royalty revenue related to sale of future royalties	(10,791)	-
Stock-based compensation	16,199	18,885
Depreciation and amortization	14,508	14,951
Impairment of long-lived assets	1,675	-
Other non-cash transactions	845	1,359
Changes in operating assets and liabilities:
Accounts receivable	(867)	20,164
Inventory	(5,613)	(5,390)
Other assets	6,031	(12,267)
Accounts payable	(122)	(3,384)
Accrued compensation	(4,034)	3,555
Accrued expenses	1,495	1,013
Accrued clinical trial expenses	5,547	(191)
Deferred revenue	(9,384)	(17,516)
Interest payable	5,278	-
Other liabilities	3,275	(943)
Net cash used in operating activities	(129,756)	(113,742)

Cash flows from investing activities:
Purchases of property and equipment	(10,583)	(9,722)
Restricted cash	(25,000)	-
Maturities of investments	307,887	383,052
Sales of investments	5,378	210,089
Purchases of investments	(164,662)	(695,371)
Net cash provided by (used in) investing activities	113,020	(111,952)

Cash flows from financing activities:
Proceeds from issuance of senior secured notes, net	77,940	-
Repayment of convertible subordinated notes	(172,407)	-
Payment of capital lease obligations	(2,437)	(1,978)
Proceeds from sale of future royalties, net	119,588	-
Proceeds from shares issued under equity compensation plans	4,117	4,530
Issuance of common stock, net	-	219,783
Net cash provided by financing activities	26,801	222,335
Effect of exchange rates on cash and cash equivalents	60	916
Net increase (decrease) in cash and cash equivalents	10,125	(2,443)
Cash and cash equivalents at beginning of period	15,312	17,755
Cash and cash equivalents at end of period	$ 25,437	$ 15,312
Supplemental disclosure of cash flow information:
Cash paid for interest	$ 9,620	$ 10,277
Cash paid for income taxes	$ 1,021	$ 957
Supplemental schedule of non-cash investing and financing activities:
Retirement of convertible subordinated notes in exchange for senior secured notes	$ 42,548	$ -